UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: February 5, 2009

General Moly, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115 Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 5, 2009, the Board of Directors of General Moly, Inc. (the “Company”) approved the appointment of Andrew G. Sharkey as a director of the Company.  There is no arrangement or understanding between Mr. Sharkey and any other person pursuant to which he was selected as a director.  Mr. Sharkey will serve on the Governance and Nominating Committee and the Compensation Committee of the Board of Directors.

Mr. Sharkey recently retired as the President and Chief Executive Officer of the American Iron and Steel Institute (AISI), a position he had held since 1993, where he was awarded the prestigious Gary Memorial Medal for his contributions to the Institute and the North American steel industry.  AISI member companies represent over 75% of raw steel produced in North America and the Institute focuses on industry representation in key public policy issues, market development, sharing best practices, and collaborative R&D.  He previously served in various roles including President of the Steel Service Center Institute (now Metals Service Center Institute) from 1978-1993.

Mr. Sharkey is a graduate of Yale University and earned a M.A.T. from Duquense University.  He also currently serves as a Director of the Reliance Steel and Aluminum Company, the largest metals service center in the United States with over 200 locations.

Mr. Sharkey will be compensated for his service as a director in accordance with the Company’s standard director compensation program.

There are no family relationships or related party transactions involving Mr. Sharkey and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated:	February 5, 2009	By:	/s/ David A. Chaput
David A. Chaput
Chief Financial Officer